                                EXHIBIT 99.1
LendingClub Names Drew LaBenne as New Chief Financial Officer
Current CFO and Board Member, Tom Casey, to Retire After Transition Period

SAN FRANCISCO, July 27, 2022 – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America’s leading digital marketplace bank, today announced that Drew LaBenne has been named LendingClub’s next Chief Financial Officer (CFO). To ensure a seamless transition, he will assume the responsibilities on September 1, 2022, from current CFO, Tom Casey, who will be retiring but will continue to support LendingClub in a non-executive capacity through the end of 2022. Mr. Casey will also be retiring from LendingClub’s Board of Directors.

As CFO, LaBenne will lead LendingClub’s finance organization and financial activities including accounting, financial planning and analysis, treasury, tax, and investor relations.

“Drew has extensive retail and commercial banking experience at some of the largest and most well-respected banks in the world. He is also completely aligned with the multiple ways we can use technology to deliver better outcomes for consumers in managing their money,” said LendingClub CEO, Scott Sanborn. “His acumen and experience make him uniquely qualified to help lead LendingClub as we combine the innovation of a fintech with the operating discipline of a digital bank.”

Mr. LaBenne was previously the CFO of Bakkt (NYSE: BKKT), a digital asset marketplace. Prior to that he was CFO of Amalgamated Bank and Managing Director and CFO of JP Morgan Chase’s Business Banking division. LaBenne also spent 17 years at Capital One Financial where he held numerous positions including CFO of Retail Banking and played a key role in growing the banking franchise.

“I have been watching LendingClub’s ongoing and very successful transformation from afar since it became a national digital bank last year,” added Mr. LaBenne. “The company is combining the best of both worlds – the growth and agility of a fintech with the profitability and resilience of a bank. I am excited to be joining a company that is redefining what banking can do for its customers.”

LendingClub’s current CFO and member of the Board of Directors, Tom Casey, will be retiring from both positions effective August 31, 2022, after a well-planned transition process. Sanborn added, “In his six years at the Club, Tom has captained our return to profitability and scale, helped our transformation to a digital bank, built an incredible finance model and organization and helped shape the strategy that the company will build on for many years to come. I would like to thank Tom both personally and on behalf of the company for his incredible contributions to LendingClub.”

About LendingClub
LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on more than 150 billion cells of data and over $75 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 4 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

CONTACT:
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com
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